Exhibit 99.1

Belpointe PREP, LLC to Commence Trading on NYSE American on October 18

GREENWICH, CONNECTICUT–October 13, 2021 (PR Newswire)–Belpointe PREP, LLC (“Belpointe PREP”), the first publicly traded qualified opportunity fund, announced today that its Class A units will commence trading on the NYSE American LLC (“NYSE American”) effective at the open of markets on October 18, 2021.

Belpointe PREP’s Class A units will trade on NYSE American under the ticker symbol “OZ.” and are

“We’re excited to bring Belpointe PREP to NYSE American” stated Brandon Lacoff, Belpointe PREP’s Chief Executive Officer, “our innovative structure, as a qualified opportunity fund and publicly traded partnership, offers unitholders a number of key tax benefits—such as the opportunity to defer, reduce and even eliminate recognition of capital gains, as well as to receive pass-through depreciation to offset other taxable income—and now, as the only qualified opportunity fund traded on a national securities exchange, we believe unitholders will further benefit from our enhanced profile and increased trading liquidity.

About Belpointe PREP

Belpointe PREP, LLC is the first publicly traded qualified opportunity fund approved for listing on a national securities exchange. Belpointe PREP’s investments consist of properties located in qualified opportunity zones for the development or redevelopment of multifamily, student housing, senior living, healthcare, industrial, self-storage, hospitality, office, mixed-use, data centers and solar projects located throughout the United States and its territories. Belpointe PREP also intends to acquire, develop or redevelop and manage a wide range of commercial real estate assets located throughout the United States and its territories, including, but not limited to, real estate-related assets, such as commercial real estate loans and mortgages, and debt and equity securities issued by other real estate-related companies, as well as making private equity acquisitions and investments, and opportunistic acquisitions of other qualified opportunity funds and qualified opportunity zone businesses, with the goal of increasing distributions and capital appreciations.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing estimates, projections and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. Therefore, we caution you against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Investor and Media Relations Contact:

Belpointe PREP, LLC

255 Glenville Road

Greenwich, Connecticut 06831

IR@belpointeoz.com